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                                                                     EXHIBIT 3.1



                        COMPAGNIE GENERALE DE GEOPHYSIQUE


           PUBLIC COMPANY WITH A REGISTERED CAPITAL OF EUR 23 361 436

                HEAD OFFICE: 1, RUE LEON MIGAUX, MASSY, ESSONNE

                       TRADE REGISTER EVRY NO. 969 202 241













                             ARTICLES OF ASSOCIATION





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                                     PART I

                    FORM - OBJECT - NAME - HEAD OFFICE - TERM



ARTICLE 1 - FORM OF THE CORPORATION

     A Corporation has been formed between the holders of the shares hereinafter issued and those which may be issued subsequently, which Corporation shall be governed by the laws in force and these Articles of Association.


ARTICLE 2 - OBJECT

     The corporate object is as follows:

     Development and operation in any form and under any conditions whatsoever, of all and any business relating to the geophysical survey of the soil and subsoil in any all countries, on behalf of third parties or on its own behalf.

     Direct or indirect participation in any business, firm or company whose object would be likely to promote the corporate object.

     And, generally, any business, industrial, mining, financial, personal or real property operations relating directly or indirectly to the above object without limitation or reserve.



ARTICLE 3 - CORPORATE NAME

The corporate name is the following:


                        COMPAGNIE GENERALE DE GEOPHYSIQUE


ARTICLE 4 - HEAD OFFICE

     The Head Office is established at rue Leon Migaux No. 1, MASSY (Essonne), France.

     It may be transferred to any other place in the same "departement" (County) or to one of the adjacent "departements" by mere decision of the Board of Directors, subject to said decision being ratified by the earliest Ordinary Shareholders' Meeting, and it may be transferred anywhere else by a decision of the Extraordinary Meeting.

     Offices, agencies and branch offices may be established in any countries.


ARTICLE 5 - TERM

     The Corporation has been founded for a term of ninety-nine years as from the date of its final incorporation, barring cases of early winding up or further extension, as provided for in these Articles of Association.

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                                     PART II

                           REGISTERED CAPITAL - SHARES


ARTICLE 6 - REGISTERED CAPITAL

1. The registered capital amounts to 23 361 436 euros divided into 11 680 718 shares of 2 euros each.

2. The registered capital may be increased either by the issuance of new shares or by raising the face value of existing shares.

     The new shares shall be paid up either in cash or by offsetting liquidated claims against the Corporation, or by drawing on reserves, earnings or share premiums, or by assets contributed in kind, or by conversion of debentures or bonds.

     The new shares are issued at their face value or at face value increased by a share premium; they can be either ordinary or preferential shares enjoying some advantages over the other shares and granting priority rights on earnings or assets, or any other indirect privilege.

     The Extraordinary Shareholders' Meeting alone is entitled to decide an increase in capital, upon the Board of Director's report. However, when the increase in capital is made by drawing on reserves, earnings or share premiums, the Shareholder's Meeting deciding thereon deals with the matter under the requirements of quorum and majority of the Ordinary Shareholder's Meetings.

     In the event of capital increase in cash, the old capital shall first be fully paid up, and the shareholders are entitled to the preferential allotment of new stock granted to them by law.

3. Earnings and reserves other than the legal reserve may be assigned to amortization of the Corporation's capital by decision of the Extraordinary Shareholder's Meeting. Said amortization may be carried out only by equal repayment on each share of same class, and does not involve any reduction of the capital.

4. The Extraordinary Shareholders' Meeting may also decide or authorize the reduction of the corporation's registered capital for any reason and in any way whatsoever, especially by reason of losses or by means of partial refund or purchase of the shares, by reduction of their number or face value, but under no circumstances should the reduction of capital affect shareholder's equality.


ARTICLE 7 - SHARES

1. Fully paid up shares are either registered shares or bearer shares, at the shareholder's option.

     They are subject to entry in an account under the terms and procedures provided by law.

     Said account is kept by the Corporation or a representative appointed by the Corporation if securities are requested in the registered form; it is kept by an authorized trustee if securities are requested in the form of bearer shares.

     The Corporation may at any time make use of the legal and regulatory provisions for the purpose of identifying the owners of shares granting immediately or at a later date a voting right in Shareholders' meetings.

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2.   Share assignment is finalized through account-to-account transfer.

     Shares that are not fully paid up by the amounts due are not assignable.

     Any shareholder holding directly or indirectly a portion amounting to 2 percent of the stock capital or a multiple of this percentage shall give notice to the Corporation of the number of shares or voting rights he holds, within fifteen days of the date one of these thresholds was exceeded. In the event of failure to comply with this requirement, those shares in excess of the portion that should have been declared shall be deprived of their voting right under the terms and within the limits provided by law.

     Similarly, any shareholder whose shareholding is reduced below one of these thresholds shall give notice thereof to the Corporation within the same 15-day period.

3. Shares are indivisible with regard to the Corporation. Co-owners of jointly held shares are bound to have themselves represented by only one of the two shareholders or by a sole proxy; in the event of disagreement, such proxy shall be appointed by the president of the Commercial Court deciding the case in Chambers at the request of the first mover of the contending co-owners.

     The voting right is exercised by the owner of securities held in pledge or as security, i.e. by the usufructuary at the Ordinary Shareholder's Meetings, and by the bare-owner at the Extraordinary Shareholder's Meeting.

4. At the time of application, it is compulsory that shares applied for in cash be fully paid up by at least one quarter of their face value and, as the case may be, by the entire share premium.

     The share value surplus is payable from time to time, within a maximum period of five years as from the day when the increase of capital became final, at the times and under the terms specified by the Board of Directors.

     Shareholders are given notice of calls for funds at least fifteen days before the time specified for each payment, either by registered letter sent to the shareholders or by a notice published in a legal announcement gazette of the Head Office district.

     Sums due on the value of the shares not fully paid up yield a day-by-day interest calculated at a rate of seven percent (7%) as from the date of their failing due, without there being any need for legal action or formal summons to pay.

     To obtain payment of the fraction of shares not fully paid up and called, the Corporation is entitled to forced execution, action for guarantee and penalties as provided by law.

5. Every share is entitled to a portion of earnings and ownership of the capital stock in proportion to the amount of stock it represents.

     Any shares, both old and new, are fully assimilated when they bear same bonus, provided they are of same type and of same nominal stock paid up for the same value. In the event of dividend distribution as in the event of full or part reimbursement of their nominal stock, they receive the same net value, any taxes and duties they may be liable to being evenly distributed among them.

     Ownership of a share implies de jure adhesion to the Corporation's Articles of Association and to the decisions of the Shareholder's Meeting.

     Any rights and duties attached to a share follow the share certificate and pass into the hands of the new owner, whoever he may be.

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     The heirs, assigns or creditors of a shareholder may not, for any reason whatsoever, require that seals be affixed to the Corporation's assets or property, or demand the partition or sale by auction thereof, or meddle in any way whatsoever in the acts of its management; in order to exercise their rights, they must abide by the corporate accounts and decisions made by the Shareholders' Meeting.

     The shareholders are responsible for the corporation's liabilities only up to the face value of the shares they hold.

     Whenever it is necessary to hold several shares to exercise any right whatsoever, in the case of exchange, pooling or allotment of shares, or as a result of an increase or reduction of capital, a merger or any other transaction concerning the Corporation, the holders of isolated shares or of a number of shares less than that required, may exercise said rights, provided only they arrange to pool and, as the case may be, purchase or sell the required number of share certificates.



                                    PART III

                          MANAGEMENT OF THE CORPORATION


ARTICLE 8 - BOARD OF DIRECTORS


1. The Corporation is managed by a Board of at least six members and at most fifteen members appointed during the Corporation's lifetime by the Ordinary Shareholders' Meeting, unless a decision increases this maximum to a higher number in the event of merger.

2.   A legal entity may be duly appointed as a Director.

     When appointed, any such legal entity must appoint a permanent representative who is bound by the same conditions and duties and incurs the same liabilities just as if he were a director in his own name, without prejudice to the joint liability of the legal entity which he represents. If the legal entity dismisses its representative, it must proceed to his replacement at the same time.

3. In the event of vacancy by decease or by the resignation of one or several directors, the Board of Directors may - between two Shareholder's Meetings
     - make temporary appointments.

     The director appointed in replacement of another director remains in office only for the term remaining to run of his predecessor's term of office.

     When the number of directors has fallen below the legal minimum required, the remaining directors must immediately convene the Ordinary Shareholder's Meeting with a view to completing membership of the Board.

     When the number of directors has fallen below the number required by the Articles of Association - without however being less than the legal minimum
     - the Board of Directors must proceed to make temporary appointments with a view to completing its membership within a period of three months from the day the vacancy occurred.

     Any temporary appointments made the Board are subject to ratification by the earliest Ordinary Shareholders' Meeting. Failing ratification, the decisions made and the acts accomplished previously by the Board shall remain nonetheless valid.


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4.   The directors are appointed for a six-year term.

     The office of a director comes to an end at the end of the Ordinary Shareholders' Meeting deciding on the last financial statements and held within the year during which said term of office expires.

     The Board is renewed every year by an adequate number of members so that the term of office of each director shall not exceed six years. Renewal takes place by order of seniority of appointment.

     Directors are always eligible for re-election.

     They may be dismissed at any time by the Ordinary Shareholders' Meeting.

5.   Throughout his term of office, each director must own at least one share.

6. The Board of Directors determines the strategy of the Company and sees its implementation. Subject to the powers expressly attributed to shareholders' meetings, and within the limits of the purpose of the Company, it considers any question relating to the proper functioning of the Company and by discussion settle the affairs which concern it.

     The Board of Directors procees to carry out any controls and checks it deems necessary. Each Director will receive all the information necessary for the accomplishment of his mission and may request any document he considers to be useful.

7. The Board of Directors may confer on one or more of its Members or on third parties, whether they are shareholders or not, any special mandates for one or more specific objectives. It may decide to create committees responsible for examining questions which it or its Chairman submit to them for their opinion. It will establish the composition and the attributions of committees which exercise their activity under its authority.


ARTICLE 9 - RESOLUTIONS OF THE BOARD OF DIRECTORS

1. From among its members, the Board of Directors elects a chairman who must be a natural person. The Board decides the amount of his compensation.

     The chairman is appointed for a period which may not exceed that of his office as a director. He is eligible for re-election.

     The Board may dismiss him at any time.

     The Chairman's office comes to an end at the latest after the annual Ordinary Shareholders' Meeting following the date on which he reaches the age of 65. However, the Board of Directors may further extend the office of the Chairman, once or several times for a total period not to exceed three years.

     The Chairman represents the Board of Directors. He organises and directs the Board's work on which he reports to the General Meeting. He ensures that the organs of the Company function properly and in particular makes sure that the Directors are able to carry out their mission.

     If it deems appropriate, the Board also appoints one or several vice-chairmen selected from among its members.

     Should the Chairman, vice-chairman (or vice-chairmen) happen to be absent, the Board shall appoint, for each meeting, one of the members present to carry out the duties of chairman.

     Should the Chairman die or be temporarily indisposed, the Board of Directors may delegate a Member of the Board to carry out the function of Chairman.

     Furthermore, the Board appoints a Secretary, who need not be one of the shareholders.

                                      -6-
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2.   The Board of Directors meets when summoned to do so by the Chairman, as often as required in the Company's interests, either at the Head Office or in any other place indicated in the summons.

     When a meeting has not been held for more than two months, at least one third of the Members of the Board may request the Chairman to convene a meeting with a predetermined agenda. The Managing Director may also ask the Chairman to convene a meeting of the Board of Directors with a predetermined agenda.

     Any director may give by a written document a proxy to another director to represent him at a Board Meeting. Each director may have only one power of attorney in a single meeting. The actual presence of at least half the members of the Board is required for the resolutions to be valid.

     The Board of Directors may, in an internal regulation, provides for, within the limits and conditions stated by the applicable laws, that the directors participating to a meeting through video-conference means, as specified by the relevant regulations, shall be deemed present for the calculation of the relevant quorum and majority rules. This peculiar disposition does not apply to decisions which in accordance with the Commercial Code require the effective presence of a majority of the Board members.

     Resolutions are carried by a majority of votes of the members attending or represented. In case of equal voting, the Chairman of the Board has a casting vote ; However, should the meeting be chaired by a person other than the Chairman of the Board, then the chairman of the meeting does not have a casting vote

     An attendance book is kept which is signed by the directors participating in the meeting of the Board and which mentions, if necessary, the participation of a Member of the Board by means of a visio-conference..

     The directors, as well as any person likely to attend the board meetings are bound to secrecy with regard to any information of a confidential nature and supplied as such by the Chairman of the Board.

3. The resolutions of the Board of Directors are recorded by minutes entered in a special minute-book or on loose sheets, in accordance with regulations.

     The minutes are signed by the chairman of the meeting and by at least one director. In case of prevention of the chairman of the meeting, the minutes are signed by at least two directors.

     Copies or abstracts of the minutes of resolutions are validly certified by the Chairman of the Board, one managing director temporarily delegated to take over the duties of chairman or an authorized representative qualified for this purpose.

     The number of directors in office and also their presence or representation at a meeting of the Board of Directors, is adequately evidenced by the production of a copy or abstract of said minutes.


ARTICLE 10 - GENERAL MANAGEMENT

1.   Principles of organisation :

     In accordance with the legal provisions, the general management of the Company will be assumed under his responsibility either by the Chairman of the Board of Directors or by another natural person, whether he is a Member of the Board or not, who is appointed by the Board of Directors with the title of Chief Executive Officer.

     The choice between these two means of exercising general management will be made by the Board of Directors, who must inform the shareholders and third parties of this, in accordance with the law.


                                      -7-
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     The deliberations of the Board of Directors relating to the choice of the means of exercising general management will be taken on a majority vote by the Members of the Board who are present or represented.

     The option selected by the Board of Directors must be retained for a period that may not be less than one year.

     At the end of the period set by the Board of Directors, the Board must once more deliberate on the means of exercising general management.

     Should the management of the Company be assumed by the Chairman of the Board the following dispositions relating to the Chief Executive Officer will apply to him.


2.   The Chief Executive Officer

     The Board of Directors will establish the duration of the mandate of the Chief Executive Officer and determine his remuneration. Should the function of Chief Executive Officer be assumed by the Chairman of the Board of Directors, the Chief Executive Officer will be appointed for the duration of his mandate as Chairman.

     The functions of Chief Executive Officer will terminate at the latest at the end of the ordinary general meeting which follows the date on which he reaches the age of 65 years. However, the Board of Directors may extend the Chief Executive Officer `s term of office beyond this limit, all at once or on several occasions, for a total duration that may not exceed three years.

     The Chief Executive Officer may be revoked at any time by the Board of Directors. Should the Chief Executive Officer not assume the functions of Chairman of the Board of Directors, his revocation may give rise to damages and interest, if the decision is taken without due cause.

     The Chief Executive Officer represents the Company in its relationships with third parties and may delegate to any special representative he chooses part of his powers.

     Within the legal limits, the Chief Executive Officer is invested with the most extensive powers to act in the Company's name under all circumstances. However, with regard to the in-house rules and without this limitation being enforceable against third parties, the Board of Directors may limit the extent of his powers.


3.   Chief Operating Officers :

     At the proposal of the Chief Executive Officer, whether this function is assumed by the Chairman of the board of Directors or by another person, The Board of Directors may appoint one or more natural persons, whether they are Members of the Board or not, in charge of assisting the Chief Executive Officer, with the title of Chief Operating Officers.

     The maximum number of Chief Operating Officers is fixed at five.

     In agreement with the Chief Executive Officer, the Board of Directors will determine the extent and duration of the powers granted to the Chief Operating Officers.

     The functions of a Chief Operating Officer will be terminated at the end of the ordinary general meeting which follows the date on which he reaches the age of 65 years. However, the Board of Directors may, on a proposal from the Chief Executive Officer extend the term of office of the Chief Operating Officer, all at once or on several occasions, beyond this limit one or more times, for a total duration that may not exceed three years.

     The Chief Operating Officer holds the same powers as the Chief Executive Officer vis a vis third parties.

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     The Board of Directors will determine the remuneration of the Chief
     Operating Officers.

     Should the functions of the Chief Executive Officer cease or be impeded, the Chief Operating Officers retain their functions and attributions until a new Chief Executive Officer is appointed, unless the board of Directors decides otherwise.

     The Chief Operating Officers may be revoked at any time by the Board of Directors on a proposal by the Chief Executive Officer.

4. Acts concerning the Company are signed either by the Chief Executive Officer or by a Chief Operating Officer or by any special holder of a power of attorney.


ARTICLE 11 - BOARD MEMBERS' COMPENSATION

     The Shareholders' Meeting may allow the Directors an annual fixed sum as attendance fees, the amount of which remains unchanged until further decision.

     The Board allocates these attendance fees between its members in the manner it deems appropriate.



ARTICLE 12 - REGULATED AGREEMENTS

1. The agreements referred to in Article L.225-38 of the Commercial Code are subject to the prior consent of the Board of Directors and to approval by the Shareholders' Meeting under the provisions of law.

     These provisions are not applicable to agreements bearing on routine transactions, which are concluded under normal conditions.

2. It is forbidden to directors other than legal entities to take out loans with the Corporation in any form whatsoever or to have the Corporation grant them an overdraft in current account or otherwise; it is also forbidden to have the Corporation stand surety for them or back their commitments in respect of third parties.

     The same prohibition applies to Managing Directors and to permanent representatives of legal entity-directors. It also applies to the spouses, ascendants or descendants of the persons referred to in this paragraph and also to any trustee.


                                     PART IV

                             SHAREHOLDERS' MEETINGS


ARTICLE 13 - GENERAL RULES

1. The shareholders meet every year at an Ordinary Shareholders' Meeting, on the day and at the time and place indicated in the notice of convening; said meeting takes place within the first six months following the closing of the financial year, subject to the extension of this period by order of the Presiding Judge of the Commercial Court deciding on petition or request.

     The ordinary Shareholders' Meeting may furthermore be convened extraordinarily.

                                      -9-
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     The extraordinary Shareholders' Meeting is convened whenever it is required to amend these Articles of Association.

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2.   The Shareholders' Meeting is convened by the Board of Directors.

     The Board is bound to convene a Shareholder's Meeting when requested to do so by a group of shareholders representing at least one quarter of the Corporation's stock capital. In that case, the call should be sent out at the latest during the same month as the registered letter is sent by the shareholders wishing to convene the meeting.

     The Shareholders' Meeting may also be convened by the Auditors or by an attorney-in-fact appointed by the Courts in the cases provided for by law.

     The Shareholders' Meeting meets at the head office or at any other place as may be indicated in the notice of convening.

3. The Shareholders' Meetings shall be convened under the terms and within the periods provided by law.

4. The agenda shall be prepared by the author of the notice of convening. However, one or more shareholders representing at least the percentage of stock capital provided for by law, are entitled to require that draft resolutions be put on the agenda under the terms provided by law.

     The meeting cannot consider a matter that has not been put on the agenda. However, it may under circumstances dismiss one or more directors and provide for their replacement.

5. The Board of Directors shall either send off or make available to the shareholders any documents provided by law.

6. The Shareholders' Meeting is composed of all the shareholders, whatever the number of shares they hold.

     The right of assisting in Meetings for the owners of registered shares depends on the registration of the shareholder or the intermediary envisaged in Article L.228-1 of the Commercial Code in the shares account of the Company five days before the meeting and for the owners of bearer shares to the transmission, within the same period, to the places indicated on the notice of convocation, of a certificate from an authorised financial intermediary confirming the unavailability of the shares registered in the account up to the date of the General Meeting.

     A shareholder may be represented by another shareholder or by his spouse, and if he is a non-resident he may, in addition, be represented by the a registered intermediary ; in this respect, the representative must justify his mandate.

     Any shareholder may receive the powers of attorney given by other shareholders with a view to being represented at a Meeting, without any other limits than those established by the legal provisions specifying the maximum number of votes to be used by the same person, both in his/her own name and as a proxy.

     The legal representatives of shareholders who are disqualified by law and natural persons representing legal entities which are shareholders may attend the Meetings, whether they are themselves shareholders or not.

     Each shareholder has as many votes as the shares he possesses or represents subject to the provisions set out below.

     As from May 22 1997, a double voting right is allocated to all registered and fully paid-up shares registered in the name of the same holder for at least two years.

     In the event of an increase in capital by incorporation of reserves, profits or paid in capital, this double voting right is granted as soon as they are issued, to registered shares allocated free to a shareholder at the rate of the former shares for which he benefits from this right.

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     The double voting right ceases ipso jure for any share having been subject to a conversion to the bearer or a transfer of ownership subject to exceptions provided for by law.

     Any shareholder can vote by mail, using a form prepared and sent to the Corporation as provided by law.

     Any voting forms received by the Corporation less than three days before the day of a Shareholders' meeting shall not be taken into consideration.

     Any shareholder attending a Shareholders' Meeting will not be entitled to vote through a proxy or by mail.

     Any shareholder may also, if the Board of Directors or its Chairman allows at the time of the convocation to a general meeting, assist this meeting via visio-conference or by electronic telecommunication or tele-transmission means subject to and in accordance with the conditions laid down by the legislation or the regulations in force. This shareholder is then considered to be present at this meeting when calculating the quorum and the majority.

7. The Shareholders' Meeting is presided over by the Chairman of the Board or, in his absence, by the person or one of the persons who convened the Meeting.

     In the event a meeting has been called by the Auditors, a court-appointed proxy or the liquidators, the meeting shall be chaired by the person or one of the persons calling the meeting.

     The duties of scrutineers are carried out by the two members of the Meeting having the largest number of voting rights and accepting said duties.

     The officers' committee appoints a secretary, who need not be a shareholder.

     An attendance sheet shall be kept and initialed by the shareholders or their proxies ; it shall be certified true by the members of the officers' committee and deposited at the head office.

8. The resolutions of the Shareholders' Meeting are recorded in Minutes which are signed by the members of the officers' committee. The minutes are entered in a special minute-book or in a loose-leaf ledger or binder, in accordance with legal regulations.

     Copies or abstracts of the minutes of the Shareholders' Meetings are validly certified true by the Chairman of the Board or by a director carrying out the duties of Managing Director. They may also be certified true by the Secretary to the Meeting.

9. The Shareholders' Meeting, regularly formed, represents all the shareholders without any exception ; its resolutions are binding upon all shareholders, even those who were absent, dissenting or legally disqualified.


ARTICLE 14 - ORDINARY SHAREHOLDERS' MEETINGS

1. In order to decide validly, the Ordinary Shareholders' Meeting must be composed of a number of shareholders representing at least one quarter of the shares entitled to vote; failing this, the Shareholders' Meeting shall be convened again. At such second Meeting, the resolutions are validly carried whatever the number of shareholders represented, but they may concern only matters put on the agenda of the first Meeting.

     Decisions are made by a majority of the voting rights held by the shareholders that are attending or represented.

2. The Ordinary Shareholders Meetings hears the reports of the Board of Directors and of the Auditors ; It discusses, approves or adjusts the financial statements, determines the dividends and directors' fees, appoints or dismisses directors and auditors, gives them full discharge for performance of their duties, ratifies cooptations of directors, decides on any covenants subject to

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     prior consent, cancels any covenants made without prior consent, grants authority to the Board of Directors for acts exceeding the powers granted to it and considers any proposals carried on its agenda that do not fall within the powers of the Extraordinary Shareholders' Meeting.


ARTICLE 15 - EXTRAORDINARY SHAREHOLDERS' MEETINGS

1. Extraordinary Shareholders' Meetings are only formed regularly and may validly proceed only as far as they are composed of a number of shareholders representing one third of the shares entitled to vote on first call, and one quarter of said shares on second call.

     Failing the latter quorum, the second meeting may be extended by maximum two months; it decides with the same quorum.

     Decisions are made at a majority of two-thirds of the voting rights held by the shareholders that are attending or represented.

     The Extraordinary Shareholders' Meeting may amend the Articles of Association in all or any of their provisions, provided that they do not increase the shareholders' liabilities, excepting the shareholders' obligation to buy or sell fractions in the case of share pooling, increase or reduction of capital, merger or split.

     In particular, the Extraordinary Meeting may change the Corporation's nationality under the provisions laid down by the law, or it may change the Corporation's life, decide its merger or split with another company or companies, wind it up before due date, transform it into a corporation of any other type under the terms and conditions provided by law.



                                     PART V

                                    AUDITORS



ARTICLE 16 - APPOINTMENT AND DUTIES OF THE AUDITORS

     Under the provisions of law, the Ordinary Shareholders' Meeting appoints at least two auditors and, if necessary, one or more deputy Auditors.

     The Auditors are vested with the duties and powers conferred on them by law.

     Their compensation is determined according to the regulations in force.



                                     PART VI

       FINANCIAL STATEMENTS AND APPROPRIATION OR DISTRIBUTION OF EARNINGS


ARTICLE 17 - FINANCIAL STATEMENTS

     The Corporation's fiscal year starts on January first and ends on December thirty-first.

     At the close of every financial year, the Board of Directors draws up an inventory of the various items of assets and liabilities existing at that date.

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
     The Board also prepares the financial statements, including the balance sheet, profit & loss statement and a note to the financial statements and, if case may be, consolidated financial statements including a consolidated balance-sheet and profit & loss statement and a note to the financial statements.

     The Board prepares a report about the Corporation's position in the last fiscal year and, if case may be, that of the group of companies controlled by the Corporation, about their predictable development, the major events that have occurred since the closing of the fiscal year, and their research and development efforts.

     Said documents are made available to the Auditors under the terms provided for by law.

     In the cases provided by law, the Board shall also prepare financial management documents that are to be analyzed in reports about the Corporation's development.


ARTICLE 18 - EARNINGS

     Out of the earnings of the fiscal year, reduced if necessary by previous losses, at least five percent shall be first appropriated to form the reserve fund required by law, until said reserve fund has reached one tenth of the stock capital.

     The balance, increased by retained earnings, if any, forms the distributable earnings.

     Any amounts that the Shareholders' Meeting would decide, either on proposal by the Board or by its own decision, to allocate to one or more general or special reserve funds or to carry forward, shall be withdrawn from said earnings.

     The balance shall be distributed among the shareholders as a dividend.

     The terms and conditions for the payment of dividends are determined by the Shareholders' Meeting or, failing such, by the Board of Directors.

     The Shareholders' meeting deciding on the financial statements is entitled to give each shareholder, for the dividend or part of the dividend to be distributed or for any advance payments on a dividend, the choice between payment of the dividend in cash or in stock.



                                    PART VII

                       WINDING UP - LIQUIDATION - DISPUTES


ARTICLE 19 - WINDING UP - LIQUIDATION

     On the expiry of the term provided for by the Articles of Association, or in case of early winding-up for any reason whatsoever, the Shareholders' Meeting or, if case may be, the Commercial Court, specifies the liquidation procedure, appoints one or more liquidators and specifies their powers.

     Subject to the restrictions provided by Law, the Liquidators have the most extensive powers for the purpose of realizing, even by amicable agreement, all of the Corporation's assets and wiping out its liabilities. On grounds of a resolution of the Extraordinary Shareholders' Meeting, they may make contribution or agree to the transfer of the whole of the property and assets, rights, shares and bonds of the liquidated corporation.


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     The net proceeds of liquidation after settlement of liabilities shall be used to entirely reimburse the stock capital fully paid up and not redeemed, any surplus being distributed either in cash or securities among the shareholders.


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ARTICLE 20 - DISPUTES

     Any disputes likely to arise during the lifetime of the Corporation or during its liquidation, either between the shareholders and the Corporation or among the shareholders themselves, in relation to, or on account of corporate affairs, are referred to the jurisdiction of the Competent Courts in the judicial area of the Corporate Head Office.

     To this effect, in case of dispute, each shareholder shall elect domicile within the judicial area of the aforementioned Courts, and any and all summons or notices will be validly and regularly served to this domicile.

     Failing election of domicile, all and any summons or notices shall be validly served to the office of the Public Prosecutor (District Attorney) attached to the District Court ("Tribunal de Grande Instance") of the place of the Corporate Head Office.



UPDATED MAY 15, 2002


                                               Certified true copy,




                                               ----------------------------
                                               Michel PONTHUS
                                               Secretary


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